FOR IMMEDIATE RELEASE
October 6, 2015
WashingtonFirst Bankshares, Inc. Pays Off SBLF, Increases Capital to Support Planned Growth
RESTON, VA - October 6, 2015 - WashingtonFirst Bankshares, Inc. (the “Company”) (NASDAQ: WFBI) today announced that it has paid off the remaining $8.9 million of preferred stock issued in connection with the Company's participation in the Small Business Lending Fund ("SBLF").  The dividend rate on the SBLF preferred stock, which had remained constant at 1% since the preferred stock was issued in 2011, was scheduled to increase to 9% in February of 2016.
The Company paid off the outstanding SBLF with a portion of the proceeds of a private placement, completed on Monday, October 5, 2015, of $25 million of ten-year subordinated notes (the "Notes") to institutional investors.  The Notes will qualify as Tier 2 capital, and will bear interest at a fixed rate of 6.00% for the first five years, and thereafter will bear a floating interest rate.  More detail about the terms and conditions of the Notes may be found in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission today. Keefe, Bruyette & Woods, Inc., A Stifel Company, and Sandler O'Neill + Partners, L.P. served as placement agents for the Notes.
The Company also announced that the remaining net proceeds from the sale of the Notes have been injected into its subsidiary, WashingtonFirst Bank (the "Bank") as equity capital, and that the Bank has used a portion of such capital to redeem $2.5 million of its outstanding 8.00% subordinated notes maturing in 2021.  The Company's total consolidated risk-based capital will increase by approximately $13.1 million due to the net effect of the transactions described in this release.
In commenting on the benefits of these transactions, Matthew Johnson, the Company's chief financial officer, said, "We are pleased to have been able to raise additional Tier 2 capital, on favorable terms, to support the Company's continued asset growth, which has averaged 38.7% per year over the last 3 years.  On an after-tax basis, the new capital will cost the Company substantially less in 2016 than the capital being replaced, which will provide a benefit to the holders of WFBI common stock."
About The Company
WashingtonFirst Bankshares, Inc., headquartered in Reston, Virginia, is the holding company for WashingtonFirst Bank, which operates 17 full-service banking offices throughout the Washington, DC, metropolitan area. In addition, the Company provides wealth management services through its subsidiary, 1st Portfolio Wealth Advisors, and mortgage banking services through the Bank's subsidiary, 1st Portfolio Lending Corporation.   The Company's common stock is traded on the NASDAQ Stock Market under the quotation symbol "WFBI" and is included in the ABA NASDAQ Community Bank Index.  For more information about the Company, please visit: www.wfbi.com.
Cautionary Statements About Forward-Looking Information
Statements in this news release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operation and general economic condition. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. Readers are cautioned against placing undue reliance on these statements. Actual events or results could be materially different from those expressed or implied by the forward-looking statements. The ability of the Company to declare and pay future dividends depends on a number of factors, including but not limited to: Board of Directors’ and regulatory approval, regulatory capital requirements, future earnings and cash flow of the Company, regulatory changes and general economic conditions, our ability to successfully manage and integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto. Additional factors that could cause actual events or results to differ materially are disclosed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

For additional information or questions, please contact:
WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2410
Executive Vice President & Chief Financial Officer
MJohnson@wfbi.com